December 16, 1998

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

I am a certified public accountant, licensed by the State of Nevada. I make this statement with the understanding that it will be filed with a Form 10-SB for Integrated Carbonics Corp. I performed an audit for Integrated Carbonics Corp. for the period January 1, 1997 through November 10, 1997, including a Balance Sheet, Statement of Operations, Statement of Stockholders' Equity, and Statement of Cash Flows, together with Notes to those Financial Statements, and issued my report by letter dated December 2, 1997. At the time of this audit, the company was in the process of making a Private Offering of its common stock and needed the audit to include with the memorandum. The Company decided to use another auditor for their annual audit for the period ended December 31, 1997. This change was not due to any dispute or disagreement concerning the previous audit.

/s/Kurt D. Saliger, CPA
Kurt D. Saliger CPA